Exhibit 3.220

Certificate of the Incorporation of a Company o. of ompany: 1 997 IT I HER BY RTIFIED that Rowan Labor (Gibraltar Limited i hi da ' inc r orated under the 01npan1e ct and that the c01npan_, i limited. 1ven Git ralt r rhi 16th day f pril Two Th u :ind and Ten.